Exhibit 99.5

CONSENT OF DEUTSCHE BANK SECURITIES INC.

July 27, 2012

Board of Directors

Corporate Property Associates 15 Incorporated

50 Rockefeller Plaza

New York, NY 10020

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We hereby consent to (i) the inclusion of our opinion letter, dated February 17, 2012, to the Board of Directors of Corporate Property Associates 15 Incorporated as Annex D to the Joint Proxy Statement/Prospectus forming part of this Registration Statement on Form S-4 of W.P. Carey Inc. filed on June 27, 2012, and (ii) the references made to our firm and such opinion in such Joint Proxy Statement/Prospectus under the captions “Summary—the Merger”, “Summary—Opinion of the Financial Advisor to the Special Committee and Board of Directors of CPA®:15”, “The Merger and the REIT Conversion—Background of the Merger and the REIT Conversion”, “The Merger and the REIT Conversion—CPA®:15’s Reasons for the Merger” and “Opinion of Financial Advisor to the Special Committee and Board of Directors of CPA®:15”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any other amendments to the Registration Statement.

/S/ DEUTSCHE BANK SECURITIES INC.
DEUTSCHE BANK SECURITIES INC.